Exhibit 5.1

Debevoise & Plimpton LLP 66 Hudson Blvd E New York, NY 10001 +1 212 909 6000

August 7, 2025

Warner Bros. Discovery, Inc.

230 Park Avenue South

New York, New York 10003

Re: Registration Statement on Form S-8 of Warner Bros. Discovery, Inc.

Ladies and Gentlemen:

We have acted as special New York counsel to Warner Bros. Discovery, Inc., a Delaware corporation (the “Company”), in connection with the filing today with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”), relating to the registration of 25,000,000 additional shares of the Company’s Series A common stock, par value $0.01 per share (the “Common Stock”), which may be issued pursuant to the Warner Bros. Discovery, Inc. 2011 Employee Stock Purchase Plan (as amended, the “Plan”).

In arriving at the opinion expressed below, we have (a) examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of the Plan (b) examined and relied on such corporate or other organizational documents and records of the Company and such certificates of public officials, officers and representatives of the Company as we have deemed appropriate for the purposes of such opinions, (c) examined and relied as to factual matters upon, and assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company delivered to us and (d) made such investigations of law as we have deemed appropriate as a basis for such opinions.

In rendering the opinion expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents that we examined, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents examined by us that are certified, conformed, reproduction, photostatic or other copies and (iv) the legal capacity of all natural persons executing documents.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that, as of the date hereof, 25,000,000 additional shares of Common Stock that are reserved for issuance pursuant to the Plan have been duly authorized and, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware as in effect on the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP